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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      REGISTRATION NO. 333-96369

                              PROSPECTUS SUPPLEMENT
                        (TO PROSPECTUS DATED MAY 2, 2000)

                           METRETEK TECHNOLOGIES, INC.

                        3,991,079 SHARES OF COMMON STOCK
                    7,000 SHARES OF SERIES B PREFERRED STOCK

         This prospectus supplement supplements the prospectus dated May 2, 2000, as supplemented by the prospectus supplement dated July 10, 2003, of Metretek Technologies, Inc. relating to the resale of shares of our common stock and our Series B preferred stock by certain of our securityholders (and by their donees, pledgees, transferees or other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale related transfer). In the prospectus and this prospectus supplement, we refer to those persons, including those named below in this prospectus supplement, as selling securityholders.

         This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, as previously amended and supplemented, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus, as supplemented and amended,."

         This prospectus supplement provides additional information regarding selling securityholders. The information in note (3) on page 45 of the prospectus is amended by adding the following information:

         The securities owned by DDJ Canadian High Yield Fund are held and registered in the name of Hare & Co. c/o The Bank of New York. The securities owned by B III-A Capital Partners are held and registered in the name of Goldman Sachs & Company, FFC B III-A Capital Partners, L.P. The securities owned by an account established for an institutional investor are held and registered in the name of Southlake & Co.

         This information is based on information provided by or on behalf of the selling securityholders.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is October 9, 2003.